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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                Solicitation/Recommendation Statement Pursuant to
             Section 14(d)(4) of the Securities Exchange Act of 1934

                                (AMENDMENT NO. 1)

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                               HARCOR ENERGY, INC.
                            (Name of Subject Company)


                               HARCOR ENERGY, INC.
                        (Name of Person Filing Statement)


                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)


                                   411 628 209
                      (CUSIP Number of Class of Securities)


                                 HARRY J. LAWSON
                                 GENERAL COUNSEL
                               HARCOR ENERGY, INC.
                        4400 POST OAK PARKWAY, SUITE 2220
                              HOUSTON, TEXAS 77027
                                 (713) 961-1804
                               FAX: (713) 961-9773
            (Name, address and telephone number of person authorized
                to receive notice and communications on behalf of
                            person filing statement)

                                 With a copy to:

                             Michael P. Finch, Esq.
                             Vinson & Elkins L.L.P.
                             1001 Fannin, Suite 2300
                              Houston, Texas 77002
                                 (713) 758-2128
                               Fax: (713) 615-5282

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